Exhibit 3.1

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Skyline Medical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

The undersigned, Carl Schwartz and Bob Myers, do hereby certify that:

1.        They are the Chief Executive Officer and Secretary, respectively, of the Corporation.

2.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.                  Designation. There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of authorized shares constituting such series shall be 1,213,819. The rights, preferences, powers, restrictions and limitations of the Series C Preferred Stock shall be as set forth herein.

2.                  Defined Terms. For purposes hereof, the following terms shall have the following meanings:

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“19.9% Limitation Amount” means 1,250,269 shares of Common Stock, as such number may be adjusted under Section 7.

“Affiliate” has the meaning provided for the same term in the Exchange Act.

“Automatic Conversion Date” has the meaning set forth in Section 4.1(b) hereof.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Closing Price” has the meaning set forth in Section 6 hereto.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Date” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Notice” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Shares of Series C Preferred Stock in accordance with the terms hereof.

“Conversion Rate” means 1.0, subject to adjustment in accordance with Sections 4.2 and 7 hereto.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Series C Preferred Stock, the date on which the Corporation initially issues the Shares of Series C Preferred Stock in accordance with the terms hereof (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Dividend Payment Date” has the meaning set forth in Section 6 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the Securities Purchase Agreement with Esousa Holdings, LLC is executed.

“First Dividend Price” has the meaning set forth in Section 6 hereto.

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“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Corporation and its subsidiaries, taken as a whole, to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than any Permitted Holder, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Maximum Percentage” has the meaning set forth in Section 4.6.

“Measurement Date” means the date on which occurs the lower of (i) the price of Common Stock on the Trading Day prior to the Conversion Date or (ii) the price of the Common Stock on the Trading Day prior to the effective date of the registration statement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means the NASDAQ Capital Market.

“Registration Effective Date” means the effective date of the registration statement of the Corporation that registers the resale of the Shares in conformity with the Registration Rights Agreement with Esousa Holdings, LLC.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series C Preferred Stock.

“Stated Value” means $1.071 per Series C Preferred Share.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

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“Transfer Agent” means the registrar and transfer agent for the Common Stock and the Series C Preferred Stock, as appointed by the Corporation, which initially shall be Corporate Stock Transfer Inc.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.                 Voting.

3.1              The Series C Preferred Stock shall have no voting rights, except as expressly set forth in this Section 3.

3.2              So long as any shares of Series C Preferred Stock are outstanding, the affirmative vote or written consent of the holders of 100% of the Series C Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series C Preferred Stock, whether by merger or consolidation or otherwise; provided, however, (i) that in the event of an amendment to terms of the Series C Preferred Stock, including by merger or consolidation, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series C Preferred Stock is converted into preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Corporation, taken as a whole, not materially less favorable to the holders of the Series C Preferred Stock than the powers, preferences or special rights of the Series C Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series C Preferred Stock, and (ii) the authorization, establishment or issuance by the Corporation of any other series of Preferred Stock with powers, preferences or special rights that are senior to or on a parity with the Series C Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series C Preferred Stock, and in the case of either clause (i) or (ii), the holders of Series C Preferred Stock shall not have any voting rights with respect thereto.

3.3              For purposes of Section 3.2, each Share of Series C Preferred Stock shall have one vote per share. Except as set forth herein, the Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

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3.4              No amendment to these terms of the Series C Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series C Preferred Stock.

3.5              Without the consent of the holders of the Series C Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series C Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a)                to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b)               to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

4.               Conversion.

4.1             Right to Convert

(a)                Right to Convert. Subject to the provisions of this Section 4, at any time on or after the Date of Issuance any holder of Series C Preferred Stock shall have the right by written election to the Corporation and the Transfer Agent to convert all or any portion of the outstanding Shares of Series C Preferred Stock (excluding any fraction of a Share) held by such holder into the number of shares of Common Stock (including any fraction of a share) that is equal to the product of the Conversion Rate and the number of Shares of Series C Preferred Stock such holder elects to convert.

(b)                Fundamental Transaction; Automatic Conversion. Subject to the provisions of this Section 4, if at any time and from time to time on or after the Date of Issuance, a Fundamental Transaction occurs, each Share of Series C Preferred Stock shall convert automatically into a number of shares of Common Stock equal to the Conversion Rate (including any fraction of a share) immediately prior to consummation of such Fundamental Transaction (the date of such automatic conversion, the “Automatic Conversion Date”). To the extent such a conversion would be limited by Section 4.6, the holder shall be entitled to convert the Series C Preferred Stock that it could not initially convert at a later date or dates, provided that at such later date or dates the limitation in Section 4.6 would no longer apply to the holder because such holder would no longer own in excess of the Maximum Percentage (as defined in Section 4.6).

4.2              Possible Valuation-Related Adjustments to Conversion Rate.

(a)                 If the closing bid price of the Common Stock on the day prior to the Registration Effective Date (the “Effective Date Value”) is lower than the closing bid price of the Common Stock on the day prior to the Execution Date (the “Execution Date Value”), then the Conversion Rate shall be increased by multiplying the then-current Conversion Rate by the ratio of the Execution Date Value to the Effective Date Value. For example, if the Execution Date Value is $1.50 per share and the Effective Date Value is $1.25 per share, then the Conversion Rate will be adjusted by multiplying the Conversion Rate by 1.2.

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(b)               If the Corporation issues additional Common Stock or securities convertible into Common Stock during a period of 45 days from the later of (i) the Execution Date or (ii) the Registration Effective Date except for (x) issuances pursuant to acquisitions, joint ventures, license arrangements, leasing arrangements and the like, (y) the exercise of preexisting rights under financing agreements, or (z) any registered offering under the Corporation’s existing Form S-3 shelf registration statement, then the Conversion Rate will be increased by multiplying the then-current Conversion Rate by the ratio of (A) 85% of the lower of the Effective Date Value and the Execution Date Value to (B) 77.5% of the lowest price that the Corporation’s Common Stock trades for in the seven trading days following the announcement of such issuance; provided that such ratio is greater than one (1).

4.3              Procedures for Conversion; Effect of Conversion

(a)                Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series C Preferred Stock pursuant to Section 4.1(a), a holder shall submit a written election to the Corporation and the Transfer Agent that such holder elects to convert Shares and the number of Shares elected to be converted in the form attached hereto as Annex A (the “Conversion Notice”). The conversion of such Shares hereunder shall be deemed effective as of the Business Day on which the Transfer Agent receives the Conversion Notice prior to 5:00 pm, New York City time, and if the Transfer Agent receives the Conversion Notice on any Business Day after 5:00 pm, New York City time, or on any day that is not a Business Day, then the date of conversion shall be deemed to be the next succeeding Business Day (such date, the “Conversion Date”). The Conversion Shares issuable upon conversion shall not be delivered to the converting holder until the converted Shares of Series C Preferred Stock are surrendered to the Transfer Agent for cancellation, either (i) by surrendering the certificate or certificates representing such Shares, (ii) if the certificate or certificates representing such Shares have been lost or destroyed, by delivering an affidavit of loss or destruction and, if requested by the Corporation or the Transfer Agent, an indemnity bond (or other indemnity arrangement) that is sufficient in the judgment of the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that they may suffer if any Share is replaced or (iii) if the converted Shares are represented by a global certificate and held in book-entry form through The Depository Trust Company (“DTC”) (or another established clearing corporation performing similar functions), then in accordance with the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent. Not later than three (3) Business Days after the Transfer Agent has received both the Conversion Notice and the Shares of Series C Preferred Stock to be converted, the Corporation shall deliver, or shall cause the Transfer Agent to deliver, to the converting holder the Conversion Shares issuable upon conversion of the surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the converting holder in its Conversion Notice. On the Conversion Date with respect to any Conversion Shares, the Person to which such Conversion Shares are to be issued shall be deemed to be the holder of record of such Conversion Shares.

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(b)               Procedures for Automatic Conversion. In order to effectuate an automatic conversion of Shares of Series C Preferred Stock pursuant to Section 4.1(b), all holders of record of Shares of Series C Preferred Stock shall be given written notice of the Automatic Conversion Date. Such notice need not be given in advance of the occurrence of the Automatic Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder Series C Preferred Stock. On the Automatic Conversion Date, all outstanding Shares of Series C Preferred Stock shall be deemed to have been converted into Conversion Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their Shares of Series C Preferred Stock, to receive the number of Conversion Shares into which their Shares have been converted. Not later than three (3) Business Days after the Transfer Agent has received Shares from a holder of Series C Preferred Stock, the Corporation shall deliver, or cause the Transfer Agent to deliver, to such holder the number of Conversion Shares that were issued upon the automatic conversion of such surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the holder.

(c)                All shares of Common Stock issued upon conversion of Shares of Series C Preferred Stock shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d)               Effect of Conversion. All Shares of Series C Preferred Stock converted as provided in this Section 4.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4.4              Reservation of Stock. The Corporation shall at all times when any Shares of Series C Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series C Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

4.5              19.9% Limit on Conversion; Cash Fee. In no event will the Shares of Series C Preferred Stock in the aggregate be convertible into more than the 19.9% Limitation Amount. In the event of any conversion of Shares of Series C Preferred Stock in which the number of shares of Common Stock that would be issued would, when aggregated with all previous conversions, exceed the 19.9% Limitation Amount, then the Corporation shall, in lieu of issuing such excess shares of Common Stock, pay to the Holder upon conversion a cash fee equal to (i) the number of shares that could not be issued due to such limitation, multiplied by (ii) the closing bid price of Common Stock on the trading day prior to the conversion date, multiplied by (iii) 1.15.

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4.6              Percentage Limitation on Conversion.

(a)       Notwithstanding anything to the contrary contained in this Certificate, the Series C Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the total number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). Such percentage is considered the “Maximum Percentage” unless waived under this Section 4.6(a), in which case the Maximum Percentage will be the percentage set forth in Section 4.6(b). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this Section. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 4.1(b) of this Certificate. By written notice to the Company, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder.

(b)       Notwithstanding anything to the contrary contained in this Certificate, the Series C Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the total number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this Section. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 4.1(b) of this Certificate. This restriction may not be waived.

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5.                  Status of Converted or Acquired Shares. All shares of Series C Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

6.                  Dividends. The Corporation shall declare and pay dividends of 6% of the Stated Value of each Series C Preferred Share on the date that is six months after the Execution Date and on each date that is six months after the previous such dividend payment date, or if such date is not a Business Day, then the first date thereafter that is a Business Day (each a “Dividend Payment Date”); provided, however, that if the closing bid price of the Corporation’s Common Stock on the first Dividend Payment Date (the “First Dividend Price”) is lower than the closing bid price of the Corporation’s Common Stock on the day immediately prior to the Execution Date (the “Closing Price”), the dividend percentage on the Stated Value per Series C Preferred Share payable on the first Dividend Payment Date shall be equal to (A) six percent (6%) of the Stated Value, plus (B) (a) one-half of the number of Series C Preferred Shares issued to the Buyer on the Execution Date multiplied by the Closing Price, multiplied by (b) the quotient of (1) the difference between (x) the Closing Price and (y) the First Dividend Price, divided by (2) the Closing Price, divided by (c) $1,300,000.

7.                  Certain Adjustments upon Stock Splits, Combinations, Etc. If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then (a) the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event (the “Adjustment Ratio”) and (b) the 19.9% Limitation Amount shall be adjusted to equal an amount equal to such 19.9% Limitation Amount immediately before such adjustment multiplied by the Adjustment Ratio. For example, in the event of a 100% stock dividend on the Common Stock, the Adjustment Ratio shall be 2.0, in which event the Conversion Rate will be adjusted to twice the Conversion Rate immediately before such adjustment and the 19.9% Limitation Amount will be adjusted to two times the 19.9% Limitation Amount immediately before such adjustment.

8.                  Redemption. Unless prohibited by Delaware law governing distributions to shareholders, the Series C Preferred Stock shall begin to amortize through mandatory redemption, if not previously converted, at the option of the holder starting upon the 12-month anniversary of the Date of Issuance, such that the Series C Preferred Shares will be fully redeemed by mandatory redemption by the 24-month anniversary of the Date of Issuance.

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9.                 Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series C Preferred Stock shall rank equal to the Common Stock on an as converted basis.

10.               Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.              Amendment and Waiver. Subject to Section 3 hereof, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the chief executive officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 28th day of November, 2017.

By: /s/ Carl Schwartz	/s/ Bob Myers
Name: Carl Schwartz	Name: Bob Myers
Title: Chief Executive Officer	Title: Chief Financial Officer and Secretary

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ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Skyline Medical Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Certificate of Designations. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: ___________________

Number of shares of Preferred Stock to be Converted:____________________________

Number of shares of Common Stock to be Issued: _______________________________

Number of shares of Preferred Stock owned subsequent to Conversion: ______________

Address for Delivery: ___________________________________________________________

or

DWAC Instructions:

Broker no: ______________________

Account no: _____________________

[HOLDER]

By:
Name:
Title:

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